Exhibit 99.(11)

September 26, 2011

Value Line Income and Growth Fund, Inc.
7 Times Square, 21st Floor,
New York, New York 10036-6524

Ladies and Gentlemen:

Value Line Income and Growth Fund, Inc. (the “Fund”) was formed as a Maryland corporation by the filing with the Maryland State Department of Assessments and Taxation (“SDAT”) of the Articles of Incorporation dated November 11, 1971, as amended by the Articles of Merger dated March 9, 1972, the Articles of Amendment dated May 28, 1976, the Articles of Amendment dated April 19, 1999, and the Articles Supplementary dated September 22, 2011 (collectively, the “Articles”), and the undated By-Laws filed with the Securities and Exchange Commission (“Commission”) on February 24, 1999, as amended on September 16, 2010 (collectively, the “By-Laws”).

The board of directors of the Fund (the “Board”) has the powers set forth in the Articles and By-Laws, subject to the terms, provisions and conditions provided therein.  Pursuant to paragraph (2) of the Third Article of the Articles, the Fund may issue and sell shares of capital stock in such amounts, on such terms and for such consideration, including cash and/or securities, as determined by the Board and permitted by the laws of Maryland and the Articles and By-Laws.  Pursuant to paragraph (5) of the Seventh Article of the Articles, the Board may exercise all such powers, and do all such acts and things, as may be done by the Fund, unless otherwise provided in the Articles and By-Laws or laws of Maryland.  As of the date of this opinion, the authorized capital of the Fund consists of one class of capital stock with an aggregate amount and number of authorized shares exceeding the sum of that issued and outstanding, and that to be issued pursuant to the reorganization contemplated by the Agreement and Plan of Reorganization between the Fund and Value Line Convertible Fund, Inc. attached as Appendix A (the “Agreement”).

We have examined the Articles and By-Laws, the Officer’s Certificate and resolutions of the Board relating to the authorization and issuance of shares of capital stock of the Fund, the Secretary’s Certificate, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Fund records and other instruments.  In our examination of the above documents, we have assumed the genuineness of all signatures, the legal capacity and competence of all individual signatories, the completeness of all Fund records provided to us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified photostatic copies.

Wilmer Cutler Pickering Hale and Dorr llp, 60 State Street, Boston, Massachusetts 02109
Beijing       Berlin       Boston       Brussels       Frankfurt       London       Los Angeles       New York       Oxford       Palo Alto      Waltham      Washington

Value Line Income and Growth Fund, Inc.
September 26, 2011

In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of officers of the Fund and of public officials (including without limitation the Officer’s Certificate, Secretary’s Certificate and Certificate of Good Standing issued by SDAT).  We have not conducted any independent investigation of, or attempted to verify independently, such factual matters, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our opinion.  We have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body or agency in any jurisdiction.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing.  Further, we do not express any opinion as to (a) the availability of the remedy of specific performance or any other equitable remedy upon breach of any provision of any agreement whether applied by a court of law or equity, (b) the successful assertion of any equitable defense, or (c) the right of any party to enforce the indemnification or contribution provisions of any agreement.

In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Fund, we have relied solely on a Certificate of Good Standing issued by SDAT, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

This opinion is limited to matters governed by Title 2 of the Maryland General Corporation Law, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Maryland.  Further, we express no opinion as to compliance with the so-called “blue sky” or any state or federal securities laws, including the securities laws of the State of Maryland.  To the extent that any other laws govern any of the matters as to which we are opining herein, we have assumed for the purposes of this opinion, with your permission and without investigation, that such laws are identical to the State laws of Maryland, and we express no opinion as to whether such assumption is reasonable or correct.

Subject to the foregoing, we are of the opinion that the Fund is a duly organized and validly existing corporation in good standing under the laws of the State of Maryland and that the shares of capital stock of the Fund, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Articles and By-Laws, the Fund’s Registration Statement on Form N-14, and the Agreement will constitute legally and validly issued, fully paid and non-assessable shares of capital stock of the Fund, subject to compliance with the Securities Act of 1933, as amended (the “Securities Act”), the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

Value Line Income and Growth Fund, Inc.
September 26, 2011

We are opining only as to the specific legal issues expressly set forth herein, and no opinion should be inferred as to any other matters.  We are opining on the date hereof as to the law in effect on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Fund’s Registration Statement in accordance with the requirements of Form N-14 under the Securities Act.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely yours,

Wilmer Cutler Pickering Hale and Dorr LLP

By:	/s/ Leonard A. Pierce
Leonard A. Pierce, Partner